EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS COMPLETES ACQUISITION OF TRUBION PHARMACEUTICALS

ROCKVILLE, MD, October 28, 2010 – Emergent BioSolutions Inc. (NYSE:EBS) today announced that it has completed the acquisition of Trubion Pharmaceuticals, Inc., following a majority vote to approve the merger by Trubion stockholders at a special meeting conducted at Trubion’s Seattle headquarters on October 28, 2010.  The acquisition provides Emergent with multiple, advanced stage candidates in the key disease areas of oncology and autoimmunity as well as access to novel and versatile protein therapeutic platforms.  Trubion’s platforms have been designed to address the limitations of monoclonal antibodies and complement Emergent’s existing antibody therapeutic capabilities.

"Emergent’s acquisition of Trubion helps achieve our goal of diversifying beyond infectious diseases and marks an important step towards being a fully integrated biopharmaceutical company,” said Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions.  "We look forward to growing our presence in the state’s vibrant biotech community building on the strengths of the Emergent Seattle team in the field of biotherapeutics."

Emergent will maintain research facilities in Seattle, Washington and the location will become a therapeutics-focused product development site.

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a global biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed and investigational products target infectious diseases, oncology, and autoimmune disorders.  Additional information about the company may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations at any company location, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including statements regarding the anticipated benefits of the merger, our expected revenue growth and net earnings for 2010, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including our ability to successfully integrate the combined companies; our ability to win a procurement contract with the U.S. government for our recombinant protective antigen anthrax vaccine candidate; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and subsequent filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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